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                                                                    EXHIBIT 99.1

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Net sales for fiscal 1994 were $159,904,000 compared to $154,074,000 for the prior year, an increase of 4%. This increase was primarily the result of a 24% improvement in sales of upholstery and furniture products by Opp and Micolas and Southern Phenix offset by a 46% reduction in apparel market sales at Opp and Micolas. The decrease in the Company's low margin apparel market sales reflects management's decision to significantly reduce its involvement in this market and is expected to continue in the future. Presently, apparel market sales represent only 13% of the Opp and Micolas total business and the increase in upholstery and furniture market products produced significantly higher gross margins. In addition, the Company has placed greater emphasis on the development of new high margin products and designs in the decorative fabrics sector of the home furnishings market.

The 11% increase in net sales to $154,074,000 in fiscal 1993 compared to fiscal 1992 was primarily in unit sales volume. The upholstery and furniture market was a major contributor providing about 8% and apparel contributed about 3% of the increase.

At the present time, our sales backlog is high, the economy is relatively stable, and we are not aware of any material trends that will have a significant effect on future operations or sales volume. These conditions are comparable to fiscal 1993, with the exception of increases in raw material prices, primarily cotton and polyester. Although increasing, export sales represent approximately 3% of our core business.

Although net sales for fiscal 1994 increased 4% from fiscal 1993, the Company's operating income increased approximately 33%.

Cost of Sales as a percentage of sales, which had significantly improved in 1992 compared to prior years, maintained the improved level in 1993 and made another significant improvement in 1994. Gross profit was 21.5% in 1992 and 1993 and improved to 24.2% in 1994. Improved sales volume, especially in upholstery and furniture fabrics at Southern Phenix, have significantly increased productivity through higher utilization of plant and equipment. This improvement also reflects decreased cost resulting from utilization of newer machinery and equipment purchased over the past several years.

Management does not believe that inflation has had a material impact on results of operations for the periods presented. Substantial and unreasonable increases in costs, however, could have a significant economic effect on the industry and the Company. Management believes, to the extent inflation affects its costs in the future, the Company can generally offset inflation by increasing prices, if competitive conditions permit.

Selling, general and administrative expenses increased 11% in fiscal 1994 and 19% in fiscal 1993. In fiscal 1994 and fiscal 1993, approximately one-half of the increase was in selling expenses (personnel, samples and commissions) at Southern Phenix directly related to the new line of decorative fabrics introduced in the upholstery and furniture markets. There were also small increases in support expenses in administrative functions to support the sales effort. It should be noted that while the absolute dollars of these 1994 and 1993 expenses are higher, as a percentage of sales the annual increase was only 1/2 of 1% each year. It should also be noted that increased expenses due to development of new, value added markets, were offset and substantially exceeded by increased profitability.

Depreciation and amortization expenses were up 5% in fiscal 1994 to $10,202,000 and 5% in fiscal 1993 to $9,761,000 over the prior years. These increases reflect the recent improvement in the level of capital expenditures. Over the past three years, the Company has invested $32,487,000 to continue our effort to upgrade machinery and equipment to state-of-the-art levels, and move into new more profitable markets.

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Net interest expense was up 18% in fiscal 1994 to $2,845,000 and 8% in fiscal
1993 to $2,403,000 from the prior years. While the increase in 1993 was due to a higher average borrowing balance, the change in 1994 was primarily due to a reduction in interest income. Interest income decreased $379,000 in 1994 because of the payment of a note receivable in July, 1993. The average interest rate increased slightly from 6-1/4 to 6-1/2 and the total bank debt increased $1,800,000.

The other net elements of Other Expenses were nominal in fiscal 1992 but increased significantly in fiscal 1993 and fiscal 1994. The increase in 1994 and 1993 relates to the liability for the Company's former steel fabrication operations which is discussed in Note 2 in the financial statements. This liability represents costs related to health insurance and death benefits and is stated at the actuarially determined discounted present value.

In fiscal 1994, there was a loss of $980,000 from the operations of Tech Textiles, USA, compared to a loss of $889,000 in fiscal 1993 and a loss of $198,000 in fiscal 1992, the year Tech Textiles was established as a 50%-owned joint venture with another company and the year Tech Textiles commenced operations. These amounts reflect the startup nature of this new business and is consistent with the Company's expectations and original business plan. The operations of Tech Textiles are expected to generate substantially smaller losses through fiscal year 1995 compared to prior fiscal years. For fiscal year 1996, management expects Tech Textiles to be profitable.

The Company holds a 49% interest in Jupiter National, Inc. ("Jupiter"). In fiscal 1992, Jupiter experienced a large increase in net asset value primarily due to the increased market values of two noncontrolled portfolio companies that had initial public offerings. In fiscal 1993, the net asset value of Jupiter continued to increase because of the market value of the investment portfolio and the operating profits of Wellington Sears Company, a major 100% manufacturing acquisition by Jupiter in that fiscal year. In fiscal 1994, the market value of one of the portfolio companies in which Jupiter has a financial interest decreased significantly in value, which decrease exceeded other increases in portfolio investments of Jupiter and the operating profit generated by Wellington Sears Company. Consequently, for the last three years, the Company recognized income from Jupiter of $2,339,000 for fiscal 1992, $6,163,000 for fiscal 1993, and a loss of $106,000 for fiscal 1994. Because of these factors, Jupiter has reported volatility in its earnings for the last three years and will continue to potentially show such volatility dependent on the value of its portfolio investments due to market conditions and the profit generated from the operations of Wellington Sears Company.

The provision for income taxes in fiscal 1992 was low due to a loss carryforward from fiscal 1991. The provision in fiscal 1993 and 1994 is at a 38% rate.

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Effective July 1, 1993, the Company adopted SFAS 109 retroactively, and restated all prior years presented.

The effect of the retroactive restatement on shareholders' equity at July 1, 1992 was a reduction of $418,000. Net income and earnings per share as previously reported for fiscal 1993 were $8,878,000 and $.81, respectively, and for fiscal 1992 were $6,771,000 and $.62, respectively. The restatement impact of applying SFAS 109 on net income was a $352,000 reduction to $8,526,000 and a reduction of $.03 per share to $.78 in fiscal 1993. In fiscal 1992, the restatement impact on net income was a reduction of $82,000 to $6,689,000 while earnings per share remained at $.62.

LIQUIDITY AND CAPITAL RESOURCES

The net cash provided by operating activities of $13,567,000 in fiscal 1994 was $571,000 less favorable than the $14,138,000 generated in fiscal 1993. This decrease in cash from operations was a direct result of

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increased accounts receivable and increased inventories over the prior year.
The accounts receivable were up due to higher sales volume while inventories increased because of growth in upholstery markets, which requires more shelf stock.

Capital expenditures in fiscal 1994 of $12,701,000 was $2,320,000 higher than the $10,381,000 expenditure in the prior year and reflects management's goal of 8% of net sales. These expenditures were primarily for the replacement of existing equipment with the latest technology, the implementation of new manufacturing processes, and development of new products.

Although current replacement cost for inventories at June 30, 1994 and 1993 was less than last-in, first-out carrying value, the Company's management believes that the carrying value will be recovered through future sales which will yield normal profit margins.

On January 14, 1994, the Company completed the restructuring of its loan facilities with its banks and at June 30, 1994 had a revolving credit loan of $35,000,000, a term note of $5,000,000, and a line of credit of $10,000,000 with outstanding borrowings of $2,500,000. The $5,000,000 term loan is due in fiscal 1995 while the balance will be due on January 14, 1997. The Company plans to restructure its debt prior to January 14, 1997. Certain of the Company's borrowing agreements require the Company, among other things, to maintain certain financial ratios and specified levels of working capital and intangible net worth, as defined. The Company was in technical noncompliance with respect to its covenant related to the Maximum Leverage Ratio, as defined, as of June 30, 1994; however, on August 15, 1994, the Amended Credit Agreement was modified through June 30, 1995 to revise such Maximum Leverage Ratio in order to cure such technical noncompliance and in order to make certain covenants less restrictive.

A decision was made by the Company in fiscal 1993 to move the executive office to Columbus, Georgia. In that regard, in fiscal 1994 a building was purchased and renovated, and the Company obtained a Purchase Money Mortgage Loan of $1,325,000. As of June 30, 1994, the remaining balance on this loan was $1,303,000. Working Capital at June 30, 1994 is $25,495,000. With the net expected cash provided by operating activities in fiscal 1995 which will include over $11,000,000 in expected depreciation expense in addition to operating earnings, the Company will have adequate cash and capital resources for its requirements.

RECENT DEVELOPMENTS

In 1981, a subsidiary of the Company closed a steel fabricating facility in Pennsylvania which it had operated before its closing. The facility was purchased from the Company and again operated as a steel fabricating facility by the new owner for approximately two years and thereafter was purchased by the present owner who also operated it as a steel fabricating facility for about three years. Since that time, the facility has been closed.










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In February 1994, the present owners of the property filed a complaint against the Company and the previous owner alleging responsibility of those parties for the cost of remediation of the plant site. The original complaint alleged that such costs were in excess of $1,500,000. In July 1995, the plaintiff amended its complaint alleging estimated costs to be $3,900,000. The Company finds the estimated costs unacceptable, but assuming the estimate is found to be accurate, the Court should apportion the liability among each of the parties including the plaintiff for the cost of remediation of the plant site.

The trial of the case which began on July 20, 1995 is continuing and as of August 16, 1995, no decision had been rendered. In June 1995, the Company established a reserve for costs which it may incur in connection with the final resolution of the dispute. In addition, the Company has established a reserve in the amount of $200,000 as an estimate of potential legal and other costs to be incurred in connection with defending this matter. The ultimate outcome of the litigation cannot be presently determined.

On August 16, 1995, the Company jointly announced with Jupiter an agreement and plan of merger under which the public shareholders of Jupiter would receive $32.875 per share in cash from the Company. The per share cash price is subject to adjustment based upon the market value of certain securities held by Jupiter on a date close to the date the merger proxy statement is mailed to Jupiter shareholders. If this adjustment had been made as of the close of business on August 15, 1995, the amount to be paid by the Company would have been $31.595 per share or approximately $36,000,000. The merger is subject to approval by Jupiter's shareholders.


NEW ACCOUNTING STANDARD

Statement of Financial Accounting Standard No. 112 ("SFAS 112"), "Employers' accounting for Postemployment Benefits," establishes accounting standards for employers that provide benefits to former or inactive employees after employment but before retirement and is effective for fiscal years beginning after December 15, 1993. The Company expects that there will be no material effect upon implementing SFAS 112 on its financial position or results of operations.

Supplemental data appearing on page 13 of the 1994 Annual Report under the caption "Quarterly Information" is incorporated herein by reference.